                                                                                                       Exhibit 99-1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Sykesville, MD - August 14, 2017 - GSE Systems, Inc. (GSE or the Company) (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training/consulting solutions to the power and process industries, today announced financial results for the second quarter (Q2) ended June 30, 2017.

Q2 2017 OVERVIEW
	Revenue increased 37.9% to $17.1 million, from $12.4 million in Q2 2016.
	Gross profit rose 40.9% to $5.0 million from $3.6 million in Q2 2016.
	Net income grew to $0.8 million, or $0.04 per diluted share, from $0.1 million, or $0.01 per diluted share, in Q2 2016.
	Adjusted net income[1] increased 92.5% to $1.6 million, or $0.08 per diluted share, from $0.9 million, or $0.05 per diluted share, in Q2 2016.
	Adjusted EBITDA increased 72.0% to $2.1 million from $1.2 million in Q2 2016.
	New orders totaled $8.1 million in Q2 2017.
	Cash flow provided by (used in) operations was $1.8 million compared to $(0.6) million in Q2 2016.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBITDA" and "adjusted net income".

At June 30, 2017
	Cash and equivalents of $24.5 million, including $1.0 million of restricted cash, compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.
	Working capital of $15.4 million and current ratio of 1.6x.
	No outstanding long-term debt.
	Backlog totaled $68.6 million, compared to $73.2 million at December 31, 2016.

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "In Q2 2017, GSE achieved strong revenue and net income growth, driven by robust demand for our Nuclear Industry Training and Consulting staffing services and the advancement of three major nuclear simulation projects in our Performance Improvement Solutions division. Our backlog remains strong, reflecting our focus on organic business initiatives and operational execution. We ended the quarter with almost $25 million of cash and no debt. I am delighted with our progress in the first half of 2017, and we are well positioned to create additional shareholder value through organic and inorganic growth initiatives".

Q2 2017 RESULTS
Q2 2017 revenue increased 37.9 % to $17.1 million, from $12.4 million in Q2 2016, driven by a 32.9 % rise in Nuclear Industry Training and Consulting revenue, primarily due to higher staffing demand from a major customer, combined with a 40.4 % increase in Performance Improvement Solutions revenue, mainly due to three projects from a major customer.
(in thousands)	Three months ended		Six months ended
	June 30,		June 30,
Revenue	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Improvement Solutions	$11,686	$8,323	$21,356	$17,166
Nuclear Industry Training and Consulting	5,439	4,092	12,111	8,225
Total Revenue	$17,125	$12,415	$33,467	$25,391

Performance Improvement Solutions new orders totaled $4.2 million in Q2 2017 compared to $5.8 million in Q2 2016.  Nuclear Industry Training and Consulting new orders totaled $3.9 million in Q2 2017 compared to $3.4 million in Q2 2016.

Q2 2017 gross profit increased to $5.0 million, or 29.3 % of revenue, from $3.6 million, or 28.7 % of revenue, in Q2 2016.

(in thousands)	Three months ended				Six months ended
	June 30,				June 30,
Gross Profit:	2017	%	2016	%	2017	%	2016	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance Improvement Solutions	$4,389	37.6%	$2,911	35.0%	$7,433	34.8%	$6,056	35.3%
Nuclear Industry Training and Consulting	628	11.5%	649	15.9%	1,706	14.1%	1,128	13.7%
Total Gross Profit	$5,017	29.3%	$3,560	28.7%	$9,139	27.3%	$7,184	28.3%

Performance Improvement Solutions gross profit for Q2 2017 was $4.4 million, or 37.6 % gross margin, compared to $2.9 million, or 35.0 % gross margin, in Q2 2016. The year-over-year increase in Performance Improvement Solutions gross margin percent in Q2 2017 primarily reflects the change in mix of projects with higher margins.

Nuclear Industry Training and Consulting gross profit for Q2 2017 was $0.6 million, or 11.5 % gross margin, compared to approximately $0.6 million, or 15.9 % gross margin, in Q2 2016.  The year-over-year decrease in Nuclear Industry Training and Consulting gross margin percentage in Q2 2017 primarily is due to a lower margin project from a major customer.

Selling, general and administrative expenses in Q2 2017 totaled $3.8 million, or 22.0 % of revenue, compared to $2.6 million, or 20.6 % of revenue, in Q2 2016.   The increase in selling, general, and administrative expenses resulted from a $1.2 million year-over-year rise in corporate charges primarily due to a higher non-cash stock compensation expense and higher professional fees.

Research and development costs, net of capitalized software, totaled approximately $0.3 million for Q2 2017 and Q2 2016, respectively.

Operating income was approximately $0.8 million in Q2 2017, compared to operating income of approximately $0.2 million in Q2 2016.

Net income for Q2 2017 totaled approximately $0.8 million, or $0.04 per basic and diluted share, compared to net income of approximately $0.1 million, or $0.01 per basic and diluted share, in Q2 2016.

Adjusted net income, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, and Westinghouse bankruptcy related charges increased to approximately $1.6 million, or $0.08 per diluted share, compared to approximately $0.9 million, or $0.05 per diluted share, in Q2 2016.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for Q2 2017 was $1.3 million compared to $0.5 million in Q2 2016.

Adjusted EBITDA, which excludes the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, consulting support for finance restructuring, and Westinghouse bankruptcy related charges, totaled approximately $2.1 million in Q2 2017, compared to approximately $1.2 million in Q2 2016.

BACKLOG AND CASH POSITION
Backlog at June 30, 2017, totaled $68.6 million compared to $73.2 million at December 31, 2016.  Backlog at June 30, 2017, included $57.4 million of Performance Improvement Solutions backlog and $11.2 million of Nuclear Industry Training and Consulting backlog.

GSE's cash position at June 30, 2017, was $24.5 million, including $1.0 million of restricted cash, compared to $22.9 million, including $1.1 million of restricted cash, at December 31, 2016.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q2 results and other matters.

Interested parties may participate in the call by dialing:
	(877) 407-9753 (Domestic)
	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=17941

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through November 14, 2017 at the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=17941

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$17,125	$12,415	$33,467	$25,391
Cost of revenue	12,108	8,855	24,328	18,207
Gross profit	5,017	3,560	9,139	7,184

Selling, general and administrative	3,774	2,563	7,366	5,319
Research and development	348	318	750	673
Restructuring charges	-	277	45	402
Depreciation	99	102	175	202
Amortization of definite-lived intangible assets	34	73	98	146
Operating expenses	4,255	3,333	8,434	6,742

Operating income	762	227	705	442

Interest income, net	18	13	45	40
Gain (loss) on derivative instruments, net	315	(17)	155	(135)
Other income (expense), net	(34)	(4)	(37)	98

Income before income taxes	1,061	219	868	445

Provision for income taxes	234	108	307	196

Net income	$827	$111	$561	$249

Basic earnings per common share	$0.04	$0.01	$0.03	$0.01
Diluted earnings per common share	$0.04	$0.01	$0.03	$0.01

Weighted average shares outstanding - Basic	19,196,133	18,010,949	19,154,297	17,956,622
Weighted average shares outstanding - Diluted	19,561,245	18,262,413	19,471,794	18,194,039

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	June 30, 2017	December 31, 2016
Cash and cash equivalents	$23,528	$21,747
Restricted cash – current	959	1,140
Current assets	41,738	43,802
Total assets	49,875	53,656

Current liabilities	$26,295	$31,386
Long-term liabilities	1,325	1,149
Stockholders' equity	22,255	21,121

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$827	$111	$561	$249
Interest income, net	(18)	(13)	(45)	(40)
Provision for income taxes	234	108	307	196
Depreciation and amortization	250	279	507	533
EBITDA	1,293	485	1,330	938
Gain/loss from the change in fair value of contingent consideration	43	224	297	155
Restructuring charges	-	277	45	402
Stock-based compensation expense	650	241	1,246	488
Consulting support for finance restructuring	-	-	-	78
Westinghouse bankruptcy related expense	122	-	122	-
Adjusted EBITDA	$2,108	$1,227	$3,040	$2,061

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings (loss) per share ("adjusted EPS") are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company's results because they exclude certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$827	$111	$561	$249
Gain/loss from the change in fair value of contingent consideration	43	224	297	155
Restructuring charges	-	277	45	402
Stock-based compensation expense	650	241	1,246	488
Consulting support for finance restructuring	-	-	-	78
Westinghouse bankruptcy related expense	122	-	122	-
Adjusted net income	$1,642	$853	$2,271	$1,372

Earnings per share - diluted	$0.04	$0.01	$0.03	$0.01

Adjusted earnings per share - diluted	$0.08	$0.05	$0.12	$0.08

Weighted average shares outstanding - Diluted	19,561,245	18,262,413	19,471,794	18,194,039